United States
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
Proxy statement pursuant to section 14(a) of the Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AMBASSADORS INTERNATIONAL, INC.

  (Name of Registrant as Specified in its Charter)

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY

2101 4th Avenue, Suite 210
Seattle, Washington 98121

October 6, 2009

Dear Stockholder:

Stockholders of record as of September 23, 2009 are cordially invited to attend a Special Meeting of Stockholders, which will be held at 1071 Camelback Street, Newport Beach, California 92660 on Thursday, October 22, 2009, at 9:00 a.m., local time.

On September 25, 2009, we commenced an exchange offer (the “Exchange Offer”) to exchange for each $1,000 principal amount of our outstanding 3.75% Convertible Senior Notes due 2027 (the “Existing Notes”) and certain associated rights: (i) 230.3766 shares of our common stock, par value $0.01 per share (“Common Stock”) plus (ii) $273.1959 principal amount of our 10% Senior Secured Notes due 2012. Assuming all $97 million in outstanding Existing Notes are validly tendered and accepted in the Exchange Offer, we will issue up to 22,346,534 shares of Common Stock, which would represent approximately 66.67% of our outstanding Common Stock, immediately following the Exchange Offer.

At the Special Meeting, you will be asked to approve, for purposes of NASDAQ Marketplace Rule 5635, the issuance of additional shares of Common Stock, constituting part of the exchange consideration for the Existing Notes in the Exchange Offer. We are making the Exchange Offer in order to reduce our outstanding indebtedness and decrease our annual interest expense. We believe that reducing our outstanding indebtedness is appropriate in light of our ongoing restructuring and will promote our long-term financial viability. Moreover, reducing our annual interest expense should make additional cash available to fund operations. The Exchange Offer is conditioned on obtaining stockholder approval for this issuance. The Board of Directors has approved this issuance, subject to stockholder approval, and recommends stockholders to vote “FOR” this issuance.

The attached proxy statement contains information about these matters. Whether or not you plan to attend the Special Meeting, please promptly execute and return your proxy card to ensure that your shares are represented at the meeting. Your vote is important. We urge you to read the proxy statement carefully, and to vote by proxy for the proposal described therein, by marking, signing, dating, and returning the enclosed proxy card in the postage-paid envelope.

The proxy statement and the accompanying proxy card are being mailed to our stockholders on or about October 6, 2009. Whether you plan to attend the meeting or not, I encourage you to vote promptly so your shares will be represented at the meeting.

Thank you for your cooperation and continued support.

Sincerely,
Arthur A. Rodney
Chairman

PRELIMINARY COPY

AMBASSADORS INTERNATIONAL, INC.
2101 4th Avenue, Suite 210
Seattle, Washington 98121

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held Thursday, October 22, 2009

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Ambassadors International, Inc., a Delaware corporation, will be held at 9:00 a.m., local time, on Thursday, October 22, 2009, at 1071 Camelback Street, Newport Beach, California 92660 for the following purposes:

1. To approve a proposal to issue additional shares of our common stock in exchange for our outstanding 3.75% Convertible Senior Notes due 2027; and

2. To transact such other business as may properly come before the special meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on September 23, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and all adjourned meetings thereof. Only holders of our common stock at the close of business on the record date are entitled to vote at the meeting. Stockholders whose shares are held in the name of a broker or other nominee and who desire to vote in person at the meeting should bring with them a legal proxy.

The Board of Directors has approved the proposal to issue additional shares of our common stock in exchange for our outstanding 3.75% Convertible Senior Notes due 2027, subject to stockholder approval, and recommends stockholders to vote “FOR” this issuance.

Notice of internet availability of proxy materials: You may view this notice of special meeting of stockholders, the proxy statement and proxy card online at https://materials.proxyvote.com/023178.

By Order of the Board of Directors
Corporate Secretary

Seattle, Washington
October 6, 2009

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

PRELIMINARY COPY

AMBASSADORS INTERNATIONAL, INC.

2101 4th Avenue, Suite 210
Seattle, Washington 98121

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Ambassadors International, Inc. (“Ambassadors,” the “Company,” “we,” “our” or “us”) for use at the special meeting of stockholders (the “Special Meeting”) to be held at 9:00 a.m., local time, on Thursday, October 22, 2009, at 1071 Camelback Street, Newport Beach, California 92660, and at any adjournment thereof. It is anticipated that this proxy statement and accompanying proxy will be mailed on or about October 6, 2009, to all stockholders entitled to vote at the Special Meeting. When your proxy is properly executed and returned, the shares it represents will be voted in accordance with any directions noted thereon.

At the close of business on September 23, 2009, the record date for determining stockholders entitled to notice of and to vote at the Special Meeting, we had issued and outstanding 11,173,267 shares of common stock, $0.01 par value per share (the “Common Stock”). Each share of our Common Stock entitles the holder of record thereof to one vote on any matter coming before the Special Meeting. Only stockholders of record at the close of business on September 23, 2009, are entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof.

Voting

You may vote by attending the Special Meeting and voting in person. You may also vote by completing and mailing the enclosed proxy card. If your shares are held by a bank, broker or other nominee, please refer to the instructions they provide for voting your shares. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Special Meeting, and not revoked or superseded, will be voted at the Special Meeting in accordance with the instructions indicated on those proxies.

The method of voting by proxy differs for shares held as a record holder and shares held in “street name,” which means shares that are held of record by a broker, bank or other nominee. If you hold your shares of our Common Stock as a record holder, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, preaddressed, postage paid envelope or otherwise mailing it to us by following the instructions on the enclosed proxy card. If you hold your shares of our Common Stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instructions from your broker, bank or nominee that accompany this proxy statement.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. Please note, however, that if your shares are held in street name and you wish to vote at the Special Meeting, you must bring to the Special Meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the Special Meeting.

Your vote is very important. Accordingly, please complete, sign and return the enclosed proxy card or voting instruction card whether or not you plan to attend the Special Meeting in person. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

Any stockholder of record has the power to revoke his or her proxy at any time before it is voted by delivering a written notice to our Corporate Secretary, bearing a date later than the date of the proxy, stating that the proxy is revoked, or by signing and delivering a new proxy, relating to the same shares and bearing a later date than the original proxy. In addition, a stockholder of record attending the Special Meeting may revoke his or her proxy and vote in person if he or she desires to do so, but attendance at the Special Meeting will not of itself revoke the proxy. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Ambassadors International, Inc., 2101 4th Avenue, Suite 210, Seattle, Washington 98121, Attention: Corporate Secretary.

If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Shares represented by executed and unrevoked proxies will be voted in accordance with the instructions contained therein or, in the absence of such instructions, in accordance with the recommendations of our Board of Directors. Our Board of Directors is recommending a vote “FOR” the proposal to issue additional shares of Common Stock in exchange for our outstanding 3.75% Convertible Senior Notes due 2027 (the “Existing Notes”).

Quorum and Vote Required

Under Delaware law and our bylaws, a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of stockholders. Shares of our Common Stock represented in person or proxy (regardless of whether the proxy has authority to vote on all matters), as well as abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present at the meeting. If we do not obtain a quorum at the Special Meeting, we may or may not decide to adjourn the meeting.

Brokers or other nominees who hold shares of our Common Stock in street name for a beneficial owner of those shares generally have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. Broker non-votes are shares of voting stock held in record name by brokers and nominees concerning which: (i) instructions have not been received from the beneficial owners or persons entitled to vote; (ii) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or (iii) the record holder has indicated on the proxy or has executed a proxy and otherwise notified us that it does not have authority to vote on such shares. Brokers do not have discretionary authority to vote on the proposal to issue additional shares of Common Stock in exchange for the Existing Notes.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and voting on the matter is necessary under Rule 5635(e)(4) of the NASDAQ Marketplace Rules to approve the issuance of additional shares of Common Stock in exchange for the Existing Notes. Accordingly, failure to vote and broker non-votes will not affect whether this proposal is approved, but an abstention will have the same effect as a vote against the proposal.

Solicitation

We will pay the expenses of soliciting proxies for the Special Meeting, including the cost of preparing, assembling and mailing the proxy solicitation materials. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our Common Stock, which are beneficially owned by our stockholders, send proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. Proxies may be solicited personally, by mail or by telephone, by directors, officers and regular employees of Ambassadors who will not be additionally compensated therefor.

Stockholder Proposals for the 2010 Annual Meeting

In the event that a stockholder desires to have a proposal considered for presentation at the 2010 annual meeting of stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than December 31, 2009. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

We expect to hold our 2010 annual meeting of stockholders on or about May 31, 2010. Our bylaws provide that if a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2010 annual meeting of stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, we must receive notice of such proposal not less than 50 days nor more than 75 days prior to the meeting. The notice must comply with our bylaws. Notices should be directed to the attention of the Corporate Secretary, Ambassadors International, Inc., 2101 4th Avenue, Suite 210, Seattle, Washington 98121.

DESCRIPTION OF THE EXCHANGE OFFER

Background

On September 25, 2009, we commenced an offer (the “Exchange Offer”) to exchange for each $1,000 principal amount of our outstanding Existing Notes and certain associated rights: (i) 230.3766 shares of our Common Stock plus (ii) $273.1959 principal amount of our 10% Senior Secured Notes due 2012, including the Subsidiary Guarantees referred to below (the “New Notes,” and together with the consideration referenced in clause (i), the “Exchange Consideration”), upon the terms and subject to the conditions set forth in the Offer to Exchange and Consent Solicitation (as amended and supplemented from time to time, the “Offer to Exchange”) and the related offer materials (as amended and supplemented from time to time). As of September 22, 2009, there was $97 million in aggregate principal amount of the Existing Notes outstanding. Assuming all $97 million in outstanding Existing Notes are validly tendered and accepted in the Exchange Offer, we will issue, pursuant to the Exchange Offer, $26,500,000 aggregate principal amount of New Notes and 22,346,534 shares of Common Stock, which would represent in the aggregate approximately 66.67% of our outstanding Common Stock immediately following the Exchange Offer. The Exchange Offer is only being made to holders of Existing Notes. It is not being made to stockholders in their capacity as stockholders.

The Exchange Offer Commitment and Support Agreements

On September 4, 2009, the Company entered into three separate Exchange Offer Commitment and Support Agreements (the “Support Agreements”), one with each of Whippoorwill Associates, Inc. (as agent for its discretionary accounts) (“Whippoorwill”), Highbridge Capital Management, LLC (“Highbridge”) and Polygon Global Opportunities Master Fund (“Polygon”), such holders being the beneficial owners of an aggregate of approximately 59.5% in principal amount of the outstanding Existing Notes. The Support Agreements are the result of arms’ length negotiations with each holder. To our knowledge, none of the holders that are party to any of the Support Agreements are affiliated with any director or officer of the Company or with each other. Under each Support Agreement, the applicable holder has agreed to tender its Existing Notes in the Exchange Offer and not to withdraw its Existing Notes unless the applicable Support Agreement is terminated. The obligations of the holders under the Support Agreements terminate automatically if any of the following occur:

•	The Exchange Offer shall not have been consummated within sixty (60) days after the commencement thereof; or

•	The Company shall have provided written notice to the applicable holder that it has determined not to proceed with, or has determined to terminate, the Exchange Offer.

In addition, each Support Agreement may be terminated by the Company or the applicable holder due to a material breach of the Support Agreement by the other party thereto or due to a failure, after using good faith efforts, to reach agreement upon reasonably acceptable terms for the Exchange Offer. The Company may also terminate the Support Agreements if the Board of Directors determines in good faith that the consummation of the Exchange Offer is inconsistent with the directors’ fiduciary duties.

Pursuant to each Support Agreement, the Company has agreed that, if the Exchange Offer is consummated and at least 58% of the outstanding Existing Notes are acquired pursuant to the Exchange Offer: (i) the Company will hold a special meeting of the Board of Directors within two (2) business days of the consummation of the Exchange Offer; and (ii) the Board of Directors will elect as a director at that meeting one (1) individual designated by the holder party to that Support Agreement. Each nominee must be designated by the applicable holder not later than one (1) week prior to the initially scheduled expiration date of the Exchange Offer (i.e., October 16, 2009) and must be suitably qualified (as reasonably determined by the applicable holder). Because the Company has entered into three (3) Support Agreements, three (3) new individuals will be elected to the Board of Directors. In addition, in conjunction with the election of the nominees designated by the holders party to the Support Agreements, two (2) directors will resign from the Board of Directors and the size of the Board of Directors will be increased to five (5) members. Consequently, if at least 58% of the outstanding Existing Notes are acquired pursuant to the Exchange Offer, the size of the

Board of Directors will increase to five (5) members and its composition will change significantly. See the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 11, 2009 for a further description of the terms of the Support Agreements.

Purpose of the Exchange Offer

We are making the Exchange Offer in order to reduce our outstanding indebtedness and decrease our annual interest expense. We believe that reducing our outstanding indebtedness is appropriate in light of our ongoing restructuring and will promote our long-term financial viability. Moreover, reducing our annual interest expense should make additional cash available to fund operations. The Exchange Offer is conditioned on stockholder approval and other closing conditions, as described in the Offer to Exchange.

Further details about the terms and conditions of the Exchange Offer are set forth in the Offer to Exchange, which was filed with the SEC as Exhibit (a)(1)(A) to our Schedule TO on September 25, 2009. See “Where You Can Find Additional Information.”

Comparison of Rights between the Existing Notes and the Common Stock

Ranking

In any liquidation or bankruptcy of the Company, our Common Stock would rank below all claims against us or holders of any of our indebtedness, including the Existing Notes. Upon a voluntary or involuntary liquidation or bankruptcy of the Company, all holders of the Existing Notes would be entitled to receive payment in full of principal and interest with respect to the Existing Notes before any holders of our Common Stock receive any payments or distributions with respect to the Common Stock. Holders of our Common Stock would not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of the Company until after our obligations to creditors, including the holders of the Existing Notes, have been satisfied in full.

Dividends/Distributions

Our Board of Directors has not approved any dividends since we declared a dividend in May 2007, and currently has no intention of declaring any dividends in the foreseeable future. Holders of Existing Notes are entitled to receive cash interest payments at an annual rate of 3.75% of their principal amount.

Listing

Our Common Stock is listed on The NASDAQ Global Market under the symbol “AMIE.” The Existing Notes are not listed on any securities exchange or included in any automated quotation system, and trading in the Existing Notes has been limited.

Voting Rights

Holders of shares of our Common Stock are entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of stockholders. Holders of the Existing Notes do not have voting rights with respect to the Existing Notes, except with respect to certain modifications or amendments to the Existing Notes.

Repurchase

Holders of our Common Stock do not have the right to require us to repurchase any shares of our Common Stock. Holders of the Existing Notes have the right to require us to repurchase outstanding Existing Notes subject to certain conditions.

Conversion

Each Existing Note is convertible at any time, and from time to time, into fully paid and nonassessable shares of our Common Stock at a rate of 17.8763 shares of Common Stock per $1,000 aggregate principal amount of Existing Notes (equivalent to a $55.94 per share conversion price), subject to adjustment. There will not be any adjustment to the conversion rate of the Existing Notes in connection with the Exchange Offer. Our Common Stock is not convertible into any other security.

Summary of the New Notes

The New Notes will mature on January 15, 2012, and will bear interest at a rate of 10% per annum, payable on April 15 and October 15 of each year, beginning April 15, 2010. Interest on the New Notes will be payable in kind or in cash, at the Company’s option. The New Notes will be fully and unconditionally guaranteed (the “Subsidiary Guarantees”) on an unsubordinated, secured basis by each of the Company’s present and future subsidiaries, except for Cypress Reinsurance, Ltd., Ambassadors, LLC, AQ Boart, LLC, EN Boat, LLC, and any future unrestricted subsidiaries (the “Subsidiary Guarantors”).

The New Notes and Subsidiary Guarantees will initially be secured by first-priority liens on substantially all of our and the Subsidiary Guarantors’ present and future assets, except that the liens securing the New Notes and the Subsidiary Guarantees with respect to (i) the vessels Queen of the West and Delta Queen, (ii) certain cash (approximately $8.9 million as of September 22, 2009) collateralizing certain obligations to credit card companies or credit card processing companies with respect to unearned customer bookings and (iii) certain cash (approximately $0.5 million as of September 22, 2009) collateralizing certain letter of credit obligations relating to our Cypress Reinsurance business will be junior to the existing liens on such assets and will be subject to obtaining the prior consent of the current lien holders, if required by the terms of the existing liens. The indenture for the New Notes (the “New Indenture”) will also permit the Company to obtain a secured working capital facility of up to $10 million (the “Working Capital Facility”) and to grant the lenders under the Working Capital Facility a lien, with higher priority than the lien securing the New Notes, in substantially all the assets of the Company and the Subsidiary Guarantors (subject to negotiation and execution of a customary intercreditor agreement between the trustee under the New Indenture and the administrative agent for the Working Capital Facility reflecting the applicable subordination terms set forth in the New Indenture or otherwise approved by holders of a majority in aggregate principal amount of the New Notes). The New Indenture will also permit a lien with higher priority than the lien securing the New Notes with respect to the vessel Columbia Queen to secure obligations to credit card companies or credit card processing companies with respect to unearned customer bookings. These higher priority liens will cause the existing liens (whether first-priority or second-priority liens) securing the New Notes and the Subsidiary Guarantees to become junior to the applicable higher-ranking lien.

Impact of the Exchange Offer on the Company’s Capitalization

The following table sets forth as of June 30, 2009:

•	our actual capitalization; and

•	our capitalization after giving effect to the consummation of the Exchange Offer assuming that all of the outstanding Existing Notes have been validly tendered and exchanged for Exchange Consideration and estimated transaction expenses payable by us of approximately $1.1 million.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009.

	June 30, 2009
(In thousands, except for share and per share data)	Actual	As Adjusted

Cash and cash equivalents	$5,484	$3,668

Indebtedness:
Existing Notes, net of discount of $8,851	$88,149	$—
New Notes	—	32,178
Guaranteed principal payment to MARAD	948	948

Total indebtedness	89,097	33,126
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value; 40,000,000 shares authorized, 11,173,267 shares issued and outstanding before the offering, 33,519,801 shares issued and outstanding after the offering	109	332
Additional paid-in capital	110,823	120,209
Accumulated deficit	(84,331)	(39,213)
Accumulated other comprehensive income	1	1

Total stockholder’s equity	26,602	81,329

Total capitalization	$115,699	$114,455

Unaudited Pro Forma Financial Data

The following unaudited pro forma financial statements are based on, and should be read in conjunction with our audited financial statements as of and for the year ended December 31, 2008 and our current report filed on Form 8-K which updates our audited financial statements as of and for the year ended December 31, 2008 and our unaudited financial statements as of and for the six months ended June 30, 2009 and related notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for such period, all of which are incorporated herein by reference. See “Where You Can Find Additional Information.”

The unaudited pro forma financial statements give effect to the financial impact of the settlement of the Exchange Offer, as if the Exchange Offer was consummated, and all Existing Notes were exchanged pursuant thereto, as of June 30, 2009 for purposes of the unaudited pro forma balance sheet and as of January 1, 2008 for purposes of the unaudited pro forma statement of operations:

•	the tender and cancellation of $97 million of Existing Notes;

•	the issuance of a total of 22,346,534 shares of Common Stock and a total of $26,500,000 principal amount of New Notes in exchange for the tender and cancellation of all the Existing Notes; and

•	the payment of estimated offering expenses of approximately $1.1 million related to the Exchange Offer.

The unaudited pro forma financial statements are for informational purposes only, are not indications of future performance, and should not be considered indicative of actual results that would have been achieved had the Exchange Offer actually been consummated on the dates or at the beginning of the periods presented.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of June 30, 2009
	Historical	Adjustments			Pro Forma
	(In thousands, except share data)

Assets:
Current assets:
Cash and cash equivalents	$5,484		$(1,116	)(6)	$3,668
			(700	)(6)
Restricted cash	15,592				15,592
Accounts and other receivables, net of allowance of $42 at June 30, 2009	1,195				1,195
Inventory	1,405				1,405
Prepaid costs and other current assets	4,522		(186)		4,336
Assets held for sale	5,706				5,706

Total current assets	33,904		(2,002)		31,902
Property, vessels and equipment, net	110,852				110,852
Goodwill	—		—		—
Deferred income taxes	746				746
Other intangibles, net	7,282				7,282
Other assets	1,110				1,110

Total assets	$153,894		$(2,002)		$151,892
Liabilities:
Current liabilities:
Accounts payable	$13,019	$			$13,019
Passenger and participant deposits	15,873				15,873
Accrued expenses	4,669		(758)		3,911
Current portion of long term debt	948				948
Deferred income taxes	746				746
Liabilities related to assets held for sale	3,888				3,888

Total current liabilities	39,143		(758)		38,385
Long term debt net of discount of $8,851 at June 30, 2009	88,149		(55,971)		32,178	(3)

Total liabilities	$127,292		$(56,729)		$70,563
Stockholders’ equity:
Preferred stock, $.01 par value, 2,000,000 shares authorized, none issued	—		—		—
Common stock, $.01 par value; 40,000,000 shares authorized, 11,173,267 shares issued and outstanding at June 30, 2009	109		223	(2)	332
Additional paid-in capital	110,823		9,386	(2)	120,209
Accumulated deficit	(84,331)		45,118	(1)	(39,213)
Accumulated other comprehensive income	1				1

Total stockholders’ equity	$26,602		$54,727		$81,329

Total liabilities and stockholders’ equity	$153,894		$(2,002)		$151,892

See the accompanying notes to the unaudited pro forma consolidated financial information, which are an integral part of this data.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Six Months Ended June 30, 2009				Year Ended December 31, 2008
	Historical	Adjustment		Pro Forma	Historical	Adjustment		Pro Forma
	(In thousands, except per share data)

Revenues:
Passenger ticket revenue	$23,981			$23,981	$126,248			$126,248
Onboard and other cruise revenue	5,473			5,473	24,747			24,747
Travel, incentive and event related	1,948			1,948	14,941			14,941

	31,402			31,402	165,936			165,936
Costs and operating expenses:
Cruise operating expenses	24,540			24,540	121,967			121,967
Selling and tour promotion	4,162			4,162	12,355			12,355
General and administrative	5,984			5,984	31,201			31,201
Impairment charge	16,684			16,684	0			0
Depreciation and amortization	5,461			5,461	13,466			13,466

	56,831			56,831	178,989			178,989

Operating loss from continuing operations	(25,429)			(25,429)	(13,053)			(13,053)
Other income (expense):
Interest and dividend income	44			44	719			719
Interest expense	(3,333)	3,313	(4)	(20)	(8,268)	6,498	(4)	(1,770)
Other, net	406			406	(1,390)			(1,390)

	(2,883)	3,313		430	(8,939)	6,498		(2,441)
Loss from continuing operations before income taxes	(28,312)	3,313		(24,999)	(21,992)	6,498		(15,494)
Income tax provision (benefit)	(191)	1,259		(1,068)	53	2,469		2,522

Loss from continuing operations	(28,121)	2,054		(26,067)	(22,045)	4,029		(18,016)
Loss from discontinued operations, net of tax	(5,338)			(5,338)	(16,137)			(16,137)

Net loss	$(33,459)	2,054		$(31,405)	$(38,182)	4,029		$(34,153)

Earnings (loss) per share from continuing operations:
Basic and Diluted	$(2.53)	$1.75		$(0.78)	$(2.02)	$1.48		$(0.54)

Earnings (loss) per share from discontinued operations:	$(0.48)	$0.32		$(0.16)	$(1.47)	$0.98		$(0.49)

Basic and Diluted
Net income (loss) per share:
Basic and Diluted	$(3.01)	$2.07		$(0.94)	$(3.49)	$2.46		$(1.03)

Weighted average common shares outstanding:
Basic and Diluted	11,117	22,346	(7)	33,463	10,926	22,346	(7)	33,275

See the accompanying notes to the unaudited pro forma consolidated financial information, which are an integral part of this data.

Notes to Unaudited Pro Forma Consolidated Financial Information

1. The settlement of the Existing Notes will be accounted for under Statement of Financial Accounting Standard (“SFAS”) No. 15 (as amended), “Accounting by Debtors and Creditors for Troubled Debt Restructurings” (“SFAS No. 15”). Accordingly, the carrying value of the Existing Notes will be reduced by (i) the fair value of the equity granted to creditors and (2) total cash payments required under the New Notes, both principal and interest. The difference between the carrying value of the Existing Notes immediately prior to the settlement date and the sum of the fair value of Common Stock granted and cash payments under the New Notes is expected to result in a pre tax gain on settlement of $46 million.

2. The fair value of equity granted to creditors or the 22,346,534 shares of Common Stock expected to be issued is based on the trading value of the Company’s stock on September 4, 2009 or the day the Support Agreements were entered into by Holders of approximately 59.5% of the Existing Notes. The fair value of the Common Stock was calculated as 22,346,534 × $0.43, being the closing price of the Common Stock on September 4, 2009, for a total of $9,609,000.

3. The cash payments under the New Notes are equal to the principal amount of $26.5 million due at maturity on January 15, 2012 and the semi annual interest payments at 10% totaling $5.7 million.

4. These pro forma unaudited financial statements assume the New Notes replaced the Existing Notes as of the beginning of the first period presented or January 1, 2008. Accordingly, the interest expense related to the Existing Notes has been removed from the Statement of Operations for the year ended December 31, 2008 and the six months ended June 30, 2009. Interest expense for these periods totaled $6.5 million and $3.3 million, respectively.

5. SFAS No. 15 requires that the interest to be paid under the New Notes be considered in the calculation of the gain on settlement of the Existing Notes. All prospective interest payments made based on the terms of the New Notes will be accounted for as reductions of the carrying amount of the liability. Accordingly, interest expense on the New Notes is not reflected as a pro forma adjustment in the Statement of Operations.

6. The Company estimates that it will incur $1.1 million in legal and professional fees as direct costs of the Exchange Offer. These costs are reflected as a reduction in the gain on settlement of the Existing Notes. The Company expects to incur a current tax liability of $0.7 million in connection with the Exchange Offer based on a preliminary estimate of Federal alternative minimum tax and certain state income taxes associated with the transaction. The Company estimates the taxable gain will be off-set by net operating losses to the extent available under Section 382 of the Internal Revenue Code of 1986, alternative minimum taxes and availability for state purposes. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact the Company’s effective tax rate.

7. Earnings per share calculations have been adjusted to reflect (1) the decrease in net loss due to the reduction in interest expense and (2) the additional 22,346,534 shares of Common Stock assumed to be issued and outstanding during each period presented.

8. These pro forma unaudited financial statements do not reflect the impact of other recent transactions of the Company, including the disposition of the Cypress Re re-insurance business reflected in discontinued operations or the agreement to sell the vessel Queen of the West later in 2009. The vessel is currently not operating. The Statement of Operations does not reflect the gain on the debt settlement because it will not have a continuing impact.

The foregoing description of the Exchange Offer and the reasons for the Exchange Offer is included for informational purposes to stockholders in connection with this proxy solicitation and does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company. The Exchange Offer is only being made to holders of Existing Notes. It is not being made to stockholders in their capacity as stockholders. The Exchange Offer is conditioned on stockholder approval and other closing conditions, as described in the Offer to Exchange. The Company cannot guarantee that the Exchange Offer will be consummated (or, if so, what the terms and timing may be). Further details about the terms and conditions of the Exchange Offer are set forth in the Offer to Exchange, which was filed with the SEC as Exhibit (a)(1)(A) to our Schedule TO on September 25, 2009.

PROPOSAL ONE

PROPOSAL TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN EXCHANGE FOR OUR
3.75%CONVERTIBLE SECURED NOTES DUE 2027

The Company is seeking stockholder approval under the applicable provisions of NASDAQ Marketplace Rule 5635 for the issuance of additional shares of Common Stock in exchange for the Existing Notes. As described above under “Description of the Exchange Offer,” assuming all $97 million in outstanding Existing Notes are validly tendered and accepted in the Exchange Offer, we will issue up to 22,346,534 shares of Common Stock, which would represent approximately 66.67% of our outstanding Common Stock, immediately following the Exchange Offer.

Reason for Request for Stockholder Approval

Our Common Stock is listed on the NASDAQ Global Market, and we are subject to the NASDAQ Marketplace Rules. We are seeking approval for the issuance of additional shares of Common Stock in exchange for the Existing Notes under all the applicable provisions of NASDAQ Marketplace Rule 5635, which applies to the issuance of securities in certain circumstances.

NASDAQ Marketplace Rule 5635(d) requires stockholder approval of the issuance of Common Stock equal to 20% or more of the Common Stock outstanding before the issuance if the issuance is for less than the greater of book or market value of the stock. Because the Exchange Consideration consists of New Notes and Common Stock and we have not undertaken a separate analysis of the respective values of Existing Notes, New Notes and Common Stock that will be the subject of the Exchange Offer, we are seeking stockholder approval to ensure that the Company will be in compliance with NASDAQ Marketplace Rule 5635(d).

In addition, under NASDAQ Marketplace Rule 5635(b), companies are required to obtain stockholder approval prior to the issuance of securities when the issuance or potential issuance would result in a “change of control” as defined by NASDAQ. NASDAQ generally characterizes a transaction whereby an investor or group of investors acquires, or obtains the right to acquire 20% or more of the voting power of an issuer on a post-transaction basis as a “change of control” for purposes of Rule 5635(b).

As of September 23, 2009, based on publicly available information, Whippoorwill beneficially owns approximately 6.8% of the Company’s outstanding pre-transaction shares of Common Stock, while Polygon and Highbridge each beneficially own less than 5% of the Company’s outstanding pre-transaction shares of Common Stock. Pursuant to each Support Agreement, the applicable noteholder has agreed to tender all of its Existing Notes into the Exchange Offer. Assuming that each of these three noteholders complies with its obligation to tender all of its Existing Notes into the Exchange Offer, if an additional approximately 21.1% in aggregate principal amount of Existing Notes are not also tendered into the Exchange Offer (i.e., approximately 80.6% in total), Whippoorwill will own in excess of 20% of our Common Stock immediately following the Exchange Offer. In addition, in the event that one or two of these three noteholders fails to comply with its obligation to tender all of its Existing Notes into the Exchange Offer, it is possible under various scenarios, depending on the amount of Notes tendered into the Exchange Offer, that either Highbridge or Polygon could own in excess of 20% of our outstanding Common Stock immediately following the Exchange Offer.

Accordingly, because Whippoorwill (or Highbridge or Polygon) could potentially own in excess of 20% of the voting power of the Company’s Common Stock following the Exchange Offer, we are seeking stockholder approval to ensure that the Company will be in compliance with NASDAQ Marketplace Rule 5635(b).

Impact on Stockholders of Approval or Disapproval of this Proposal

If this proposal is not approved, the stockholder approval condition to the consummation of the Exchange Offer will not be satisfied and we may be unable to consummate the Exchange Offer. If we do not consummate the Exchange Offer, we will be unable to retire the Existing Notes tendered in the Exchange Offer. Consequently, we will be unable to reduce our outstanding indebtedness and our annual interest expense.

If we do not consummate the Exchange Offer, we will consider all viable restructuring alternatives available to us at such time. However, a viable restructuring alternative arrangement may not be available or, if available, may not be on terms as favorable to our creditors and equity holders as the terms of the Exchange Offer. Such alternatives may be expensive and may have an uncertain timeline.

We may be required to seek protection from our creditors through a bankruptcy filing. If so, the expenses of any such filing would reduce the assets available for payment or distribution to our creditors and, if applicable, stockholders.

If this proposal is approved, there may be other significant effects on the stockholders, including the following:

Stockholders will face significant dilution as a result of the proposed issuance of additional Common Stock as Exchange Consideration.

If this proposal is approved and assuming the Exchange Offer is consummated and the maximum amount of $97 million of Existing Notes are validly tendered and accepted in the Exchange Offer, we will issue up to 22,346,534 shares of Common Stock, which would represent approximately 66.67% of our outstanding Common Stock, immediately following the Exchange Offer. As a result, the Company’s existing stockholders would incur substantial dilution to their voting interests and will own a smaller percentage of the Company’s outstanding Common Stock. Among other consequences, the dilutive effects of the Exchange Offer will reduce your relative voting power as a holder of our Common Stock and your relative share of the aggregate amount of any dividends or distributions with respect to our Common Stock. In addition, the dilutive effects of the Exchange Offer may have an adverse impact on the market price of the Company’s Common Stock.

Certain holders of our Existing Notes will have a director designee on our Board of Directors and may exercise significant influence over the Company and their interests may conflict with the interest of other stockholders.

Following the Exchange Offer, Whippoorwill (or Highbridge or Polygon) could hold more than 20% of the voting power of the Company’s Common Stock under certain circumstances. Pursuant to the Support Agreements, if at least 58% of the outstanding Existing Notes are acquired pursuant to the Exchange Offer, Whippoorwill, Highbridge and Polygon, which are unaffiliated with each other, will each have a director designee on our Board of Directors. In addition, two current directors will resign from the Board of Directors and the size of the Board of Directors will be increased to five members. Therefore, it is possible that each of Whippoorwill, Highbridge and Polygon may become significant stockholders of our Company and have a director designee on our Board, as well as being significant creditors of the Company through their holdings of New Notes. As a result, such holders of our Existing Notes may exercise significant influence over corporate policy and decisions with respect to fundamental corporate transactions and, due to, among other things, their position as both equity holders and creditors of the Company, their interests may conflict with the interest of other stockholders.

We will still have substantial indebtedness following consummation of the Exchange Offer.

Following consummation of the Exchange Offer, we will still have substantial indebtedness for a company of our size, particularly if significantly less than 100% of the Existing Notes are tendered into the Exchange Offer. While the New Notes provide for payment-in-kind interest, if our operating cash flow decreases, we may be unable to service our debt, including the Existing Notes and other debt we may incur, such as the Working Capital Facility, without refinancing or restructuring our debt, selling our assets or operations, or raising additional debt or equity capital. If these alternatives are not available in a timely manner or on satisfactory terms or are not permitted under our existing agreements, we may default on our debt obligations. Such a default could result in the acceleration of all our debts or have other serious adverse consequences for our holders of our New Notes and Common Stock.

If the Exchange Offer is not consummated on or before November 13, 2009, then, to avoid an Event of Default under the Existing Indenture, the Company will be required to make an interest payment equal to approximately $1.8 million with respect to the Existing Notes, which will reduce the amount of cash available to fund operations.

Under the terms of the Exchange Offer, the Company will not be required to make any unpaid interest payments with respect to any Existing Notes that are exchanged pursuant to the Exchange Offer. An interest payment with respect to the Existing Notes will be due on October 15, 2009. However, pursuant to the Indenture for the Existing Notes (the “Existing Indenture”), the Company has a 30 day grace period after that date before the failure to make the payment will result in an event of default under the Existing Indenture. Therefore, the Company will be required to make the October 15, 2009 interest payment on or before Friday, November 13, 2009 in order to avoid an event of default under the Existing Indenture, unless such default is waived. If the Company is required to make such an interest payment, it will reduce the amount of cash available to fund operations.

The indenture for the New Notes contains restrictive covenants that may limit our ability to operate our business and creates a risk of default.

The indenture for the New Notes contains restrictive covenants (including a covenant that we will maintain a minimum cash balance from and after the time that the Company enters into a Working Capital Facility), and any of our future debt agreements may contain restrictive covenants, that limit our ability to operate our business and create a risk of default. Our ability to comply with these covenants is dependent on our future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions.

As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us. In addition, our failure to comply with these covenants could result in a default under the New Notes and/or our other indebtedness, which could permit the holders to accelerate such debt. If any of our debt is accelerated, we may not have sufficient funds available to repay such debt.

We may not be able to enter into the Working Capital Facility on satisfactory terms or at all and other alternative borrowing options may not be available to us.

Following the consummation of the Exchange Offer, we will endeavor to enter into the Working Capital Facility to obtain up to $10 million in debt financing. We may not be able to enter into such a facility on satisfactory terms or at all and other alternative borrowing options may not be available to us. If we are unable to enter into the Working Capital Facility on satisfactory terms, our ability to respond to changes in business and economic conditions may be significantly restricted, and we may be prevented from engaging in transactions or developing business opportunities that might otherwise be beneficial to us.

Provisions of the New Notes could discourage an acquisition of us by a third party.

Certain provisions of the New Notes could make it more expensive or more difficult for a third party to acquire us, including those provisions relating to the requirements to redeem the New Notes upon a change of control or in other circumstances.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Stock.

We are not restricted from issuing additional shares of Common Stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock or preferred stock or any substantially similar securities. The market price of our Common Stock or preferred stock could decline as a result of sales of a large number of shares of Common Stock or preferred stock, warrants, convertible notes or similar securities in the market after settlement of the Exchange Offer or the perception that such sales could occur.

Recognition of cancellation of debt income may increase our income tax liability and adversely impact our tax attributes.

The Company generally will recognize cancellation of debt income for U.S. federal income tax purposes as a result of the exchange of the Existing Notes for the Exchange Consideration to the extent that the outstanding balance of the Existing Notes exchanged exceeds the fair market value of the Common Stock and the issue price of the New Notes delivered in the Exchange Offer. The Company expects that, as a result of the Exchange Offer, it will recognize significant cancellation of debt income. Although we cannot provide any assurances in this regard, we currently expect that of any cancellation of debt income will be offset by operating losses incurred during the current taxable year and by net operating losses incurred in prior years and carried forward to the current taxable year.

Nevertheless, we will likely be subject to alternative minimum tax in connection with the exchange of the Existing Notes, because only a portion of our net operating losses will be deductible in calculating our alternative minimum tax liability. Further, under recently enacted California income tax laws, we will not be able to utilize net operating losses to offset our cancellation of debt income for California income tax purposes. As a result, the Company expects to incur U.S. federal and California income tax liabilities as a result of the Exchange Offer. In addition, if our current and historic net operating losses are not available in the amount that we expect, however, we may incur substantial U.S. federal income tax liabilities in excess of those discussed above.

Changes in the composition of our stockholder population, including those resulting from the issuance of the Common Stock, may limit our ability to use our net operating losses.

The issuance of Common Stock in the Exchange Offer may result in an “ownership change” of the Company for tax purposes. An ownership change would significantly restrict the use of our remaining net operating loss carryforwards to offset future income (other than potentially certain of our built in gains in our assets at the time of the Exchange Offer, if any).

The Company may receive deemed dividends from its foreign subsidiaries that could result in taxable income in future years.

It is possible that the Company will receive one or more deemed dividends in future years as a result of the guarantees by the Company’s foreign subsidiaries of the Company’s obligations under the New Notes. Such deemed dividends would constitute taxable income for the Company and could result in a U.S. federal income tax liability for the Company.

Interests of Directors and Executive Officers of the Company in the Existing Notes

To the knowledge of the Company, no person who has been an executive officer or director of the Company since January 1, 2008 through the date of this proxy statement has any beneficial interest in the Existing Notes and the Company will be not be issuing any shares of Common Stock covered by this proposal to such persons.

Certain Material U.S. Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences to the Company of the consummation of the Exchange Offer (the “Exchange”). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code (the “Treasury Regulations”), and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those summarized below. The Company has not obtained, nor does it intend to obtain, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

Except as otherwise provided herein, this summary does not address any tax considerations other than U.S. federal income tax considerations, including, without limitation, considerations arising under the U.S. federal estate and gift tax laws, or the laws of any foreign, state or local jurisdiction.

Debt Treatment

Whether an instrument is characterized as debt or equity for U.S. federal income tax purposes depends upon the facts and circumstances surrounding the issuer and the terms and operation of the instrument. The Company intends to take the position that the New Notes will be treated as debt for U.S. federal income tax purposes. If the New Notes were recharacterized as equity for U.S. federal income tax purposes, adverse consequences could result to the Company. The following discussion assumes that the New Notes are properly characterized as debt for U.S. federal income tax purposes.

Cancellation of Debt (“COD”) Income

In connection with the Exchange Offer, we will realize COD income equal to the excess, if any, of (i) the adjusted issue price of the Existing Notes exchanged over (ii) the sum of (a) the issue price of the New Notes and (b) the fair market value of the Common Stock. We expect to realize COD income as a result of the Exchange Offer. Generally, an insolvent debtor may exclude COD income to the extent of the debtor’s insolvency immediately prior to the exchange. In such case, the debtor must reduce certain of its tax attributes (such as net operating losses (“NOLs”) carryforwards, current NOLs, tax credits and tax basis in assets) by the amount of any COD income excluded from taxable income.

We believe that we will not be insolvent for this purpose at the time of the Exchange Offer, and therefore, none of the COD income realized by us as a result of the Exchange Offer will be excluded from taxable income. Subject to the discussion of the alternative minimum tax, below, we believe that our available NOLs will be sufficient to offset the COD income realized as a result of the Exchange Offer, but to the extent they are not, the shortfall will result in taxable income to us. In addition, we will likely be subject to alternative minimum tax in connection with the exchange of the Existing Notes, because only a portion of our NOLs will be deductible in calculating our alternative minimum tax liability. Further, under recently enacted California income tax laws, we will not be able to utilize NOLs to offset our cancellation of debt income for California income tax purposes. As a result, the Company expects to incur U.S. federal and California income tax liabilities as a result of the Exchange Offer.

Recently enacted Section 108(i) of the Code provides a limited elective exception from the current recognition of COD income in the case of certain reacquisitions of debt occurring after December 31, 2008 and before January 1, 2011. To the extent that the Company elects to defer the recognition of COD income resulting from the Exchange Offer, it will include such income ratably over a five-year period beginning in 2014. The amounts deferred, however, are accelerated upon the occurrence of certain events. In addition, if the election is made, the Company will be required to defer certain deductions related to the New Notes. The election is required to be made with the tax return for the taxable year in which in the reacquisition of debt occurs and once made is generally irrevocable.

Code Section 382 Limitation

If a corporation with NOLs undergoes an “ownership change” within the meaning of Section 382 of the Code, then such corporation’s use of such “pre-change” NOLs to offset income incurred following such ownership change may be limited. Such limitation also may apply to certain losses or deductions that are “built-in” (i.e., attributable to periods prior to the ownership change but not yet taken into account for tax purposes) as of the date of the ownership change that are subsequently recognized. An ownership change generally occurs when there is either (i) a shift in ownership involving one or more “5% shareholders” or (ii) an “equity structure shift” and, as a result, the percentage of stock of the corporation owned by one or more 5% shareholders (based on value) has increased by more than 50 percentage points over the lowest percentage of stock of the corporation owned by such shareholders during the “testing period” (generally the 3 years preceding the testing date). In general, if such change occurs, the corporation’s ability to utilize its net operating loss carry-forwards and certain other tax attributes would be subject to an annual limitation, as described below. The unused portion of any such net operating loss carry-forwards or tax attributes each year is carried forward, subject to the same limitation in future years.

We may undergo an ownership change as a consequence of the Exchange Offer. If an ownership change were to occur, the Section 382 limitation following the completion of the Exchange Offer would equal the product of (i) our pre-change equity value and (ii) the “long-term tax exempt rate” then in effect (currently 4.33% for a change of ownership occurring in September 2009). Our pre-change equity value should be equal to our market capitalization immediately before the ownership change.

Generally, if a corporation with an NOL carryover has a “net unrealized built-in gain” at the time of the ownership change, then the corporation’s Section 382 limitation is increased by any built-in gains that are recognized during the five-year period following the ownership change. Depending on the valuation of our assets at the time of the Exchange Offer, it is possible that we will have a net unrealized built-in gain. In that event, our Section 382 limitation may be increased on the disposition of certain of our assets during the five-year period following the Exchange Offer.

Deemed Dividends

A guarantee or a pledge of assets by a foreign subsidiary that is classified as a “controlled foreign corporation” for U.S. federal income tax purposes that secures debt issued by such corporation’s U.S. parent can result in deemed dividends to such parent under Section 956 of the Code. In general, a deemed dividend would arise in any year in which the debt is outstanding as of certain testing dates, the guarantees or asset pledges are in place as of such testing dates, and one or more of the foreign subsidiary guarantors have current or accumulated earnings and profits. Any such dividend from a foreign subsidiary guarantor would generally be equal to the amount of the debt to the extent that the amount of the debt does not exceed such foreign subsidiary’s current and accumulated earnings and profits and has not previously resulted in a deemed dividend under these rules. Pursuant to the terms of the New Notes, the Company’s foreign subsidiaries will guarantee the Company’s obligations under the New Notes and will pledge certain of their assets as security for such obligations. Therefore, it is possible that the Company will be deemed to receive a dividend from its foreign subsidiaries that guarantee the Company’s obligations and pledge assets under the New Notes to the extent that such foreign subsidiaries have current or accumulated earnings and profits in any year. We expect that the Company may receive one or more deemed dividends in future years as a result of these rules. Any such deemed dividends may be partially offset by a credit for certain foreign taxes paid by the subsidiary or subsidiaries which are deemed to pay such dividend or by net operating losses of the Company, subject to the Section 382 limitation described above.

Vote Required and Board of Directors’ Recommendation

We are seeking the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and voting to approve the issuance of the additional shares of Common Stock in exchange of the Existing Notes to ensure that the Company complies with Rule 5635 of the NASDAQ Marketplace Rules. Accordingly, failure to vote and broker non-votes will not affect whether this proposal is approved, but an abstention will have the same effect as a vote against the proposal.

The Company’s Board of Directors has approved the issuance of the additional shares of Common Stock (and New Notes) in exchange for the Existing Notes pursuant to the Exchange Offer. Based on the Company’s reasons for the Exchange Offer described in this proxy statement, the Board of Directors believes that the approval of the issuance of additional shares of Common Stock pursuant to the Exchange Offer is in the best interests of the Company and its stockholders and recommends that you vote FOR approval of the issuance of additional shares of Common Stock pursuant to the Exchange Offer under the applicable provisions of NASDAQ Marketplace Rule 5635.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our Common Stock on September 23, 2009 based on 11,173,267 shares of Common Stock outstanding on that date, by (i) each person known to us to own beneficially more than five percent (5%) of our capital stock; (ii) each director and Named Executive Officer named in our proxy statement in connection with our 2008 fiscal year (“Named Executive Officers”); and (iii) all current directors and executive officers as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable.

	Amount and Nature		Percent of
	of Beneficial		Class of
	Ownership of		Common
Name of Beneficial Owner	Common Stock(1)		Stock

Current Directors and Named Executive Officers#
Joseph J. Ueberroth(2)	726,163	(3)	6.28%
Laura L. Tuthill(4)	103,700	(5)	*
Joseph G. McCarthy	218,500	(6)	1.94%
Rafer L. Johnson	6,000		*
Arthur A. Rodney(7)	800		*
J. Hale Hoak	1,111,110	(8)	9.94%
Daniel J. Englander	223,244	(9)	2.00%
All current directors and executive officers as a group (6 people as a group)	1,559,654	(10)	13.31%
Other 5% Beneficial Owners
Peter V. Ueberroth(11)	1,301,000		11.64%
Hoak Public Equities L.P.(12)	1,090,466		9.76%
Spencer Capital Management, Inc.(13)	570,951		5.11%
T2 Partners Management, LP(14)	776,709		6.95%
Whippoorwill Associates, Inc.(15)	789,180	(16)	6.80%

#	The address for each of the following individuals is 2101 4th Avenue, Suite 210, Seattle, Washington 98121.

*	Less than 1.0%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities. Shares of our Common Stock which are purchasable under options which are currently exercisable or which will become exercisable no later than 60 days after September 23, 2009 which are indicated in the footnotes, are deemed outstanding for computing the percentage of shares held by the person holding such options but are not deemed outstanding for computing the percentage of shares held by any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Each of the Named Executive Officers’ shares owned includes shares of restricted stock, as indicated in footnotes. The holders of our restricted stock are entitled to vote and receive dividends, if declared, on the shares of our Common Stock covered by the restricted stock grant. None of the shares held by our current directors and Named Executive Officers have been pledged as security.

(2)	Mr. Ueberroth resigned as our President and Chief Executive Officer on April 1, 2009.

(3)	Includes 391,617 shares of our Common Stock issuable upon exercise of options and 86,926 shares of our Common Stock owned by the Ueberroth Community Trust over which Mr. Ueberroth has shared voting power.

(4)	Ms. Tuthill resigned as our Chief Financial Officer effective March 31, 2009.

(5)	Includes 38,000 shares of our Common Stock issuable upon exercise of options.

(6)	Includes 106,500 shares of our Common Stock issuable upon exercise of options.

(7)	Mr. Rodney is our current Chief Executive Officer and Chairman of our Board of Directors.

(8)	Includes 1,090,466 shares jointly held with Hoak Public Equities, LP, James M. Hoak and Hoak Private Equities.

(9)	Includes 217,244 shares held indirectly with Ursula Capital Partners; Mr. Englander is the Managing Partner of Ursula Capital Investors.

(10)	Includes 541,117 shares of our Common Stock issuable upon exercise of options.

(11)	Based on the Schedule 13G filed with the SEC on February 14, 2008. Consists of 1,301,000 shares of Common Stock held by The Ueberroth Family Trust. The options to purchase 90,000 shares of Common Stock referred to in such Schedule 13G have since expired and are thus not included in the table above. The address for Peter Ueberroth is Contrarian Group, Inc., 1071 Camelback St., Newport Beach, CA 92660.

(12)	Based on the Form 3 filed with the SEC by J. Hale Hoak on November 21, 2008 and the Schedule 13D filed with the SEC by Hoak Public Equities, L.P., Hoak Fund Management, L.P., James M. Hoak & Co., James M. Hoak and J. Hale Hoak and Nancy Hoak, spouse of James M. Hoak on January 15, 2008. The Form 3 reported that J. Hale Hoak directly owns 20,644 shares of our Common Stock and that J. Hale Hoak, Hoak Public Equities, L.P., James M. Hoak and Hoak Private Equities have shared voting and dispositive power with respect to 1,090,466 shares. The Schedule 13D reported that Hoak Public Equities, L.P., Hoak Fund Management, L.P., James M. Hoak & Co., James M. Hoak and J. Hale Hoak and Nancy Hoak have formed a group for the purpose of acquiring our Common Stock for investment purposes. J. Hale Hoak currently serves on our Board of Directors. The address for the group is 500 Crescent Court, Suite 230, Dallas, Texas 75201.

(13)	Based on Schedule 13G/A filed with the SEC on February 27, 2008 by Spencer Capital Management, LLC (“SCM”), an investment management firm and investment adviser to certain investment funds and managed accounts and Kenneth H. Shubin Stein, a controlling person and portfolio manager for several investment funds and managed accounts, with shared voting and dispositive powers with respect to all of these shares. The address of SCM and Shubin Stein is 1995 Broadway, Suite 1801, New York, NY 10033.

(14)	Based on Schedule 13G filed with the SEC on February 17, 2009 by Whitney R. Tilson, Glenn H. Tongue, T2 Partners Management, LP, T2 Partners Group, LLC, T2 Partners Management, LLC, T2 Accredited Fund LP, T2 Qualified Fund, LP, Tilson Offshore Fund, Ltd. and Tilson Focus Fund. According to the Schedule 13G, Whitney R. Tilson, Glenn H. Tongue, T2 Partners Management, LP and T2 Partners Management, LLC share voting and dispositive power over 776,709 shares; T2 Accredited Fund LP shares voting and dispositive power over 418,504 shares; T2 Qualified Fund, LP shares voting and dispositive power over 169,782 shares; Tilson Offshore Fund, Ltd. shares voting and dispositive power over 114,471 shares; and Tilson Focus Fund shares voting and dispositive power over 73,952 shares. T2 Partners Management, LP is the investment manager of T2 Qualified Plan, LP, a Delaware limited partnership, T2 Accredited Fund, LP, a Delaware limited partnership, Tilson Offshore Fund, Ltd., a Cayman Islands limited company, Tilson Focus Fund, a registered investment company and Tilson Dividend Fund, a registered investment company. T2 Partners Management, LLC is the General Partner for T2 Accredited Fund, LP and T2 Qualified Fund LP. T2 Partners Group, LLC controls T2 Partners Management LP. Whitney R. Tilson and Glenn H. Tongue control T2 Partners Management LP, T2 Partners Management LLC and T2 Partners Group, LLC. The address of principal office of the group is 145 East 57th Street, Tenth Floor, New York, New York 10022.

(15)	Based on Schedule 13D filed with the SEC on September 11, 2009, by Whippoorwill Associates, Inc., Shelley F. Greenhaus and Steven K. Gendal, who share voting and dispositive power over the shares. Shelley F. Greenhaus is a Principal and the President of Whippoorwill and Steven K. Gendal is a

Principal of Whippoorwill. The address for Whippoorwill, Ms. Greenhaus and Mr. Gendal is 11 Martine Avenue, White Plains, New York 10606.

(16)	Includes 424,561 shares of our Common Stock underlying our Existing Notes, which are convertible within 60 days of September 23, 2009.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that the Company files at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov, from which interested persons can electronically access the Company’s SEC filings.

The SEC allows the Company to “incorporate by reference” certain information the Company files with it, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement. The Company incorporates by reference the following, which include the information required by Item 13(a) of Schedule 14A:

•	Exhibits 99.1 and 99.2 to its Current Report on Form 8-K, filed with the SEC on September 25, 2009, which exhibits present a revised Management’s Discussion and Analysis of Financial Condition and Results of Operations and Financial Statements and Supplementary Data for the years ended December 31, 2008 and 2007.

•	Sections of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 14, 2009: “Part I. Item 1. Financial Statements,” and “Part I. Item 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	“Item 4.01 — Change in Registrant’s Certifying Accountant” of its Current Report on Form 8-K, filed with the SEC on July 7, 2009.

The Company is incorporating by reference into this document important business and financial information that is being delivered with this document.

In addition further details about the terms and conditions of the Exchange Offer are set forth in the Offer to Exchange, which was filed with the SEC as Exhibit (a)(1)(A) to our Schedule TO on September 25, 2009.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning the Company, without charge, by written or telephonic request directed to our Corporate Secretary at Ambassadors International Inc., 2101 4th Avenue, Suite 210, Seattle, Washington 98121 or (206) 292-9606.

Representatives of Moss Adams LLP, our current independent public registered accounting firm will be present at the Special Meeting. Such representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Representatives of Ernst & Young LLP, our independent public registered accounting firm for our fiscal year ended December 31, 2008, will not be present at the Special Meeting.

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP agrees to the incorporation by reference in this Proxy Statement of its report dated April 14, 2009 (except for the Consolidated Balance Sheets, the Consolidated Statements of Operations, the Consolidated Statements of Changes in Stockholders’ Equity, the Consolidated Statements of Cash Flows, Note 2, Note 3, Note 4, Note 5, Note 6, Note 8, Note 9, Note 11, Note 13, Note 18 and Note 19, as to which the date is September 25, 2009), with respect to the consolidated financial statements of Ambassadors International, Inc.

OTHER MATTERS

The Board of Directors does not intend to present any items of business other than as stated in the Notice of Special Meeting. If any other matters properly come before the stockholders at this Special Meeting, including a motion to adjourn the meeting to another time or place to solicit additional proxies in favor of the recommendation of the Board of Directors, the persons named on the enclosed proxy card intend to vote the shares they represent as the Board of Directors may recommend and authority to do so is included in the proxy. If we do not obtain a quorum at the Special Meeting, we may or may not decide to adjourn the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON OCTOBER 22, 2009

You may view the Notice of Special Meeting of Stockholders, the Proxy Statement and proxy card online at https://materials.proxyvote.com/023178.

By Order of the Board of Directors
Corporate Secretary

Seattle, Washington
October 6, 2009

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
OCTOBER 22, 2009
AMBASSADORS INTERNATIONAL, INC
2101 4th AVENUE, SUITE 210
SEATTLE, WASHINGTON 98121
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders and the Proxy Statement, and appoints Arthur Rodney and Mark Detillion and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Ambassadors International, Inc. (the “Company”) held of record by the undersigned as of the close of business on September 23, 2009, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Stockholders of the Company to be held on October 22, 2009, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below.
     This Proxy, when properly executed, will be voted in the manner directed herein. If instructions on how to vote are not given, this Proxy will be voted FOR the proposal to issue additional shares of Common Stock in exchange for our outstanding 3.75% Convertible Senior Notes due 2027.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON OCTOBER 22, 2009
     You may view the Notice of Special Meeting of Stockholders, the Proxy Statement and proxy card online at https://materials.proxyvote.com/023178.
(PLEASE DATE AND SIGN ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

This Proxy, when properly executed, will be voted in the manner directed herein. If instructions on how to vote are not given, this Proxy will be voted FOR the proposal to issue additional shares of Common Stock in exchange for our outstanding 3.75% Convertible Senior Notes due 2027 and in accordance with the recommendations of the Board of Directors on such other business as may properly come before the Special Meeting, including a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	Please mark your votes as in this example.	☑

1.	To issue additional shares of Common Stock in exchange for our outstanding 3.75% Convertible Senior Notes due 2027.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To transact such other business as may properly come before the Special Meeting or any adjournment thereof.				I will attend in person ☐

RSVP We request that you advise us of your intention to attend the Special Meeting in person so that we can make arrangements for suitable accommodations. (Your failure to advise us of your intentions will not prevent you from attending the meeting in person.)

Signature	Signature if held jointly	Date	, 2009
Note: Signature should be the same as the name printed above. Executors, administrators, trustees, guardians, attorneys, and officers of corporations should add their title when signing.

é FOLD AND DETACH HERE é